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EXHIBIT 10.3

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT
AND WAIVER OF DEFAULTS

        THIS AMENDMENT, dated as of December    , 2005, is made by and between NETLIST, INC., a Delaware corporation, and NETLIST TECHNOLOGY TEXAS, L.P., a Texas limited partnership (each a "Borrower" and collectively, the "Borrowers"), on the one hand, and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Lender"), acting through its WELLS FARGO BUSINESS CREDIT operating division.

RECITALS

        The Borrower and Wells Fargo Business Credit, Inc., a Minnesota corporation ("WFBCI"), are parties to a Credit and Security Agreement dated as of December 23, 2003 as amended by a First Amendment to Credit and Security Agreement dated as of June 30, 2004 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

        WFBCI has merged with and into Lender and Lender is the surviving corporation.

        The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.    Defined Terms.    Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

        "Accounts Advance Rate" means up to eighty-five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time; provided that, as of any date of determination, the Accounts Advance Rate shall be reduced by one (1) percentage point for each percentage by which Dilution is in excess of 5%.

        "Applicable Margin" means, in the case of Advances against Eligible Foreign Accounts, 4.75 percentage points (475 basis points), and in the case of all other Advances, 3.50 percentage points (350 basis points).

        "Bridge Loan" means certain Subordinated Indebtedness to be obtained by the Borrowers in the amount of $1,000,000 in or about December, 2005, upon terms and conditions satisfactory to the Lender.

        "Borrowing Base" means at any time the lesser of:

          (a)   The Maximum Line Amount; or

          (b)   Subject to change from time to time in the Lender's sole discretion, the sum of:

              (i)  The product of the Accounts Advance Rate times the Eligible Accounts; plus

             (ii)  During the Foreign Accounts Eligibility Period, the lesser of (A) the product of the Accounts Advance Rate times the Eligible Foreign Accounts, or (B) $1,800,000; plus

            (iii)  the lowest of (A) the product of the Inventory Advance Rate times the Eligible Inventory, or (B) eighty percent (80%) of the Net Orderly Liquidation Value of the Eligible Inventory, or (C) $2,500,000, or (D) 50% of Eligible Accounts; less

            (iv)  The Borrowing Base Reserve, less

             (v)  Obligations that the Borrower owes to the Lender that have not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrower's credit exposure with respect to Wells Fargo Affiliate Obligations.

        "Borrowing Base Reserve" means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender's judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default.

        "Business Day" means a day on which the Federal Reserve Bank of New York is open for business.

        "Commercial Letter of Credit Agreement" means an agreement governing the issuance of documentary letters of credit by the Lender, entered into between the Borrower as applicant and the Lender as issuer.

        "Dilution" means, as of any date of determination, a percentage, based upon the experience of the trailing six (6) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) Borrower's net sales during such period (excluding extraordinary items) plus the amount of clause (a).

        "Foreign Accounts Eligibility Period" means from date of the Lender's receipt of the FREP Activation Notice until November 30, 2006.

        "Inventory Advance Rate" means thirty-four percent (34%), or such other rate as the Lender in its sole discretion may deem appropriate from time to time.

        "L/C Application" means an application for the issuance of standby or documentary letters of credit pursuant to the terms of a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, in form acceptable to the Lender.

        "Loan Documents" means this Agreement, the Note, the Guaranties, the Subordination Agreements, any L/C Applications and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.

        "Maturity Date" means July 31, 2007.

        "Net Cash Proceeds" means in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys' fees, accountants' fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.

        "Net Orderly Liquidation Value" means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

        "Obligation of Reimbursement" means the obligation of the Borrower to reimburse the Lender pursuant to the terms of the Standby Letter of Credit Agreement or the Commercial Letter of Credit Agreement and any applicable L/C Application.

        "Obligations" means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Loan Document or guaranty between the Borrower and the Lender, whether now in effect or subsequently entered into, and all Wells Fargo Affiliate Obligations.

        "Prime Rate" means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender's base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.

        "Standby Letter of Credit Agreement" means an agreement governing the issuance of standby letters of credit by Lender entered into between the Borrower as applicant and Lender as issuer.

        "Subordinated Indebtedness" has the meaning given to such term in each Subordination Agreement.

        "Subordination Agreements" means (i) the Subordination Agreement, dated as of July 2, 2003, executed by Serim Paper Manufacturing Co., Ltd. in the Lender's favor and acknowledged by Netlist, (ii) the Subordination Agreement, dated as of July 2, 2003, executed by HeungHwa Industry Co. Ltd. in the Lender's favor and acknowledged by Netlist, (iii) the Subordination Agreement(s) in the Lender's favor executed by the lenders of the Bridge Loan in connection therewith and acknowledged by Netlist, and (iv) any other subordination agreement accepted by the Lender from time to time.

        "Wells Fargo Affiliate Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or its Subsidiaries to any Person that is owned in material part by the Lender, and that relates to any service or facility extended to the Borrower or its Subsidiaries, including: (a) credit cards, (b) credit card processing services, (c) debit cards, and (d) purchase cards, as well as any other services or facilities from time to time specified by the Lender, whether direct or indirect, absolute or contingent, due or to become due, and whether existing now or in the future.

        2.    Rules of Interpretation.    Section 1.2 of the Credit Agreement is amended to read as follows:

          "Section 1.2    Other Definitional Terms; Rules of Interpretation.    The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or". Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan

  Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder."

        3.    Termination Fee.    Section 2.13(e) of the Credit Agreement is amended in its entirety as follows:

          (e)    Termination Fees.    If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before a Maturity Date, or (ii) by the Borrowers (A) as of a date other than a Maturity Date or (B) as of a Maturity Date but without the Lender having received written notice of such termination at least 90 days before such Maturity Date, the Borrowers shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line (or the reduction of the Maximum Line, as the case may be) as follows: (A) two percent (2.0%) if the termination or reduction occurs on or before July 31, 2006; and (C) one percent (1.0%) if the termination or reduction occurs thereafter.

        4.    FREP Fee.    Section 2.13(j) of the Credit Agreement is amended in its entirety as follows:

          (j)    Foreign Receivable Subline Fee.    The Borrowers will pay a monthly fee, in advance, in the amount of $1,500, which monthly fee shall be due on the first day of each month, commencing on the first such day following receipt by the Lender of the FREP Activation Notice and continuing on the first day of each succeeding month for so long as the Lender is obligated to make Advances against Eligible Foreign Accounts hereunder. The Foreign Receivable Subline Fee shall be fully earned when paid and non-refundable.

        5.    Financing Statements.    Section 3.6 of the Credit Agreement is amended by adding the following new sentence before the first sentence of that Section:

          "The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as "all personal property" as the Lender deems necessary or useful to perfect the Security Interest."

        6.    Projections.    Section 6.1(d) of the Credit Agreement is amended in its entirety as follows:

          (d)    Projections.    At least 30 days before the beginning of each fiscal year of the Borrowers (except with respect to Borrower's fiscal year 2006, in which case by December 31, 2005), the Borrower will deliver to the Lender the projected consolidated balance sheets and income statements for each month of such year, each in reasonable detail, representing Netlist's good faith projections and certified by Netlist's chief financial Officer as being the most accurate projections available and identical to the projections used by the Borrowers for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

        7.    Financial Covenants.    Section 6.2 of the Credit Agreement is amended in its entirety as follows:

          Section 6.2    Financial Covenants.

            (a)   Minimum Book Net Worth.    Borrowers will maintain at all times the sum of Netlist's Book Net Worth plus Subordinated Indebtedness, determined as at the end of each month, at an amount not less than the amount set forth in the table below opposite the applicable test date:

Test Date	Minimum Book Net Worth Plus Subordinated Indebtedness(1)
10/31/05	$5,300,000
11/30/05	$5,250,000
12/31/05	$5,150,000
1/31/06	$5,100,000
2/28/06 and each month end thereafter	$5,100,000

(1)
The covenant levels set forth in this table shall be increased as follows:

        1)    On the funding of the Bridge Loan, Dollar for Dollar by the amount of the Bridge Loan;

        2)    Upon the sale of the Premises located at 3 Goddard, Irvine, CA 92618, Dollar for Dollar to the nearest $10,000,000 of the gain on such sale, calculated in accordance with GAAP; and

        3)    Upon the closing of any equity or debt offering of the Borrowers, an amount equal to 75% of the total capital raised in the month of closing.

            (b)   Minimum Net Income (Maximum Net Loss).    Netlist will achieve during each period described below minimum year to date Net Income (or Maximum Net Loss) of not less than (or more than, as applicable) the amount set forth opposite in the table below opposite such period:

Year to Date Period Ending	Minimum Year to Date Consolidated Net Income (Maximum Net Loss)
12/31/05	<$450,000>

            (c)   Capital Expenditures.    The Borrower will not incur or contract to incur Capital Expenditures of more than $1,500,000 in the aggregate during the fiscal year ending December 31, 2005.

            (d)   Stop Loss.    The Borrower will not suffer a Net Loss in excess of $200,000 during any of the months of October, November or December, 2005, or in excess of $150,000 during any month thereafter.

        8.    Permitted Indebtedness.    Section 6.4 of the Credit Agreement is amended in its entirety as follows:

          Section 6.4    Indebtedness.    The Borrower will not incur, create, assume or permit to exist any Indebtedness or liability on account of deposits or advances or any Indebtedness for borrowed money or letters of credit issued on the Borrower's behalf, or any other Indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

            (a)   Indebtedness arising hereunder;

            (b)   Indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto;

            (c)   Indebtedness relating to Permitted Liens;

            (e)   Indebtedness consisting of intercompany transactions in the ordinary course of business between the Borrowers;

            (f)    the Bridge Loan, provided that such loan is on terms and conditions (including subordination terms and conditions) satisfactory to the Lender in its sole and absolute discretion; and

            (g)   all other Subordinated Indebtedness.

        9.    No Other Changes.    Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

        10.    Waiver of Defaults.    The Borrower is in default of the following provisions of the Credit Agreement (collectively, the "Existing Defaults"):

Section/Covenant	Required Performance
7.2(a)—Minimum Book Net Worth Plus Subordinated Indebtedness	$5,583,000 from March 31, 2005 through September 30, 2005
7.2(b)—Minimum Year to Date Consolidated Net Income	$3,833,000 from November 30, 2004 through September 30, 2005
6.1(a)—Annual Financial Statements	Annual Financial Statements for fiscal year 2004 due 12/31/05

        Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

        11.    Amendment Fee.    The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $25,000 in consideration of the Lender's execution and delivery of this Amendment.

        12.    Conditions Precedent.    This Amendment, and the waiver set forth in Paragraph 10 hereof, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

        (a)   A Standby Letter of Credit Agreement and a Commercial Letter of Credit Agreement, and L/C Application for each Letter of Credit that the Borrowers wish to have issued thereunder.

        (b)   The Acknowledgment and Agreement of Guarantors and the Acknowledgment and Agreement of Subordinated Creditors set forth at the end of this Amendment, duly executed by each Guarantor and Subordinated Creditor.

        (c)   Payment of the fee described in Paragraph 11.

        (d)   Such other matters as the Lender may require.

        13.    Representations and Warranties.    The Borrower hereby represents and warrants to the Lender as follows:

        (a)   The Borrower has all requisite power and authority to execute this Amendment to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

        (b)   The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

        (c)   All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

        14.    References.    All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

        15.    Prime Rate.    Each reference in the Credit Agreement to "Base Rate" will be deleted and replaced with the newly defined term "Prime Rate" set forth in Paragraph 2 of this Amendment. Each reference in the Credit Agreement to "Banking Day" will be deleted and replaced with the newly defined term "Business Day" set forth in Paragraph 2 of this Amendment

        16.    No Other Waiver.    Except as set forth in Paragraph 10 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

        17.    Release.

        (a)   The Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor or such Subordinated Creditor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. The Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, each certifies that it has read the following provisions of California Civil Code Section 1542:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        (b)   The Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, each understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, they will not be able to make any claim for those damages. Furthermore, the Borrower and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause

        18.    Costs and Expenses.    The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 11 of this Amendment.

        19.    Miscellaneous.    This Amendment and the Acknowledgment and Agreement of Guarantors and the Acknowledgment and Agreement of Subordinated Creditors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION	NETLIST, INC.
Through its Wells Fargo Business Credit operating division
By:
Name: Chun K. Hong Its: President
By
Name: Jeffrey Cristol Its Vice President
NETLIST TECHNOLOGY TEXAS L.P.
	By:	Netlist Holdings GP, Inc., its general partner
By:
Name: Chun K. Hong Its: President

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ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

        The undersigned, each a guarantor of the indebtedness of Netlist, Inc. and Netlist Technology Texas L.P. (collectively, the "Borrowers") to Wells Fargo Business Credit, Inc. (the "Lender") pursuant to a separate guaranty (each, a "Guaranty"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his/its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under his/its Guaranty for all of the Borrowers' present and future indebtedness to the Lender.

CHUN K. HONG, an individual
CHRISTOPHER LOPES, an individual
JAYESH BHAKTA, an individual
NETLIST HOLDINGS GP, INC.
By:
Name: Its:

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ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS

        The undersigned, each a subordinated creditor of Netlist, Inc. and Netlist Technology Texas L.P. (collectively the "Borrowers") to Wells Fargo Business Credit, Inc. (the "Lender") pursuant to a separate Subordination Agreement each dated as of July 2, 2003 (each, a "Subordination Agreement"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Subordination Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under its Subordination Agreement.

HEUNGHWA INDUSTRY CO., LTD
By:
Name: Its:
SERIM PAPER MANUFACTURING CO., LTD
By:
Name: Its:

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SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND WAIVER OF DEFAULTS
ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS